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                                                                     EXHIBIT 4.1


                                J2 COMMUNICATIONS

                              AMENDED AND RESTATED

                        1999 STOCK OPTION, DEFERRED STOCK

                                       AND

                              RESTRICTED STOCK PLAN

SECTION 1. GENERAL PURPOSE OF PLAN; DEFINITIONS

     1.1 This plan is intended to implement and govern the 2002 Stock Option, Deferred Stock and Restricted Stock Plan (as amended, the "Plan") of J2 Communications, Inc. a California corporation (the "Company"). The plan was originally adopted by the Board of Directors as of October 14, 1999 subject to the approval of the Company's shareholders and the Plan was amended and restated by the Board of Directors as of January 30, 2002 subject to the approval of the Company's shareholders. The purpose of the Plan is to enable the Company and its Subsidiaries to obtain and retain competent personnel who will contribute to the Company's success by their ability, ingenuity and industry, and to provide incentives to such personnel and members that are linked directly to increases in shareholder value, and will therefore, inure to the benefit of all shareholders of the Company.

     1.2 For purposes of the Plan, the following terms shall be defined as set forth below:

          (a) "Administrator" means the Board, or if the Board does not administer the Plan, the Committee in accordance with Section 2.

          (b) "Award" means any award of Deferred Stock, Restricted Stock, or Stock Option.

          (c) "Board" means the Board of Directors of the Company.

          (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

          (e) "Committee" means the Compensation Committee of the Board, or any other Committee the Board may subsequently appoint to administer the Plan. If at any time the Board shall administer the Plan, then the functions of the Board specified in the Plan shall be exercised by the Committee.

          (f) "Company" means J2 Communications, a corporation organized under the laws of the State of California (or any successor corporation).

          (g) "Covered Security" means any security listed under Subsection (b) of Section 18 of the Securities Act of 1933, as amended, or defined as such pursuant to the Rules and Regulations of the SEC.

          (h) "Deferred Stock" means an award made pursuant to Section 7 below of the right to receive Stock at the end of a specified deferral period.

          (i) "Disability" means permanent and total disability as determined under the Company's disability program or policy.



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          (j) "Effective Date" shall mean the date provided pursuant to Section
18.

          (k) "Eligible Employee" means an employee, officer, director, consultant or advisor of the Company, any Subsidiary or Parent Corporation eligible to participate in the Plan pursuant to Section 4.

          (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          (m) "Fair Market Value" means, as of any given date, with respect to any Awards granted hereunder, at the discretion of the Administrator and subject to such limitations as the Administrator may impose, (A) the closing sale price of the Stock on such date as reported in the Western Edition of the Wall Street Journal Composite Tape, or (B) the average of the closing price of the Stock on each day on which the Stock was traded over a period of up to twenty trading days immediately prior to such date, or (C) the fair market value of the Stock as otherwise determined by the Administrator in the good faith exercise of its discretion.

          (n) "Incentive Stock Option" means any Stock Option intended to be designated as an "Incentive Stock Option" within the meaning of Section 422 of the Code.

          (o) "Non-Qualified Stock Option" means any Stock Option that is not an Incentive Stock Option, including any Stock Option that provides (as of the time such option is granted) that it will not be treated as an Incentive Stock Option.

          (p) "Parent Corporation" means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

          (q) "Participant" means any Eligible Employee selected by the Administrator pursuant to the Administrator's authority in Section 2 below, to receive grants of Stock Options or Awards or any combination of the foregoing.


          (r) "Restricted Period" means the period set by the Administrator as it pertains to Deferred Stock or Restricted Stock Awards pursuant to Section 7.

          (s) "Restricted Stock" means an award of shares of Stock granted pursuant to Section 7 subject to restrictions that will lapse with the passage of time or upon the attainment of performance objectives.

          (t) "Stock" means the Common Stock, no par value per share, of the Company.

          (u) "SEC" means the Securities and Exchange Commission.

          (v) "Stock Appreciation Rights" ("SAR") means a stock appreciation right granted alone or in tandem with a Stock Option pursuant to Article 6.



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          (w) "Stock Option" means an option to purchase shares of Stock granted pursuant to Section 5; and with respect to SARs, also includes options to purchase shares of Stock granted pursuant to Other Plans.

          (x) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations (other than the last corporation) in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

SECTION 2. ADMINISTRATION

     2.1 The Plan shall be administered by the Board or by a Committee appointed by the Board, which shall serve at the pleasure of the Board; provided, however, that if the Committee does not consist solely of "Non-Employee Directors," as defined in Rule 16b-3 as promulgated by the SEC under the Exchange Act, as such Rule may be amended from time to time, or any successor definition adopted by the Commission, then the Plan shall be administered, and each grant shall be approved, by the Board.

     2.2 The Administrator shall have the power and authority to grant to Eligible Employees, pursuant to the terms of the Plan: (A) Stock Options, (B) Deferred Stock, (C) Restricted Stock, (D) Stock Appreciation Rights, or (E) any combination of the foregoing.

          In particular, the Administrator shall have the authority:

          (a) to select those employees of the Company or any Subsidiary or Parent Corporation who are Eligible Employees;

          (b) to determine whether and to what extent Stock Options, Deferred Stock, Restricted Stock or a combination of the foregoing, are to be granted to Eligible Employees of the Company or any Subsidiary hereunder;

          (c) to determine the number of shares of Stock to be covered by each such Award;

          (d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any such Award including, but not limited to, (x) the restricted period applicable to Deferred Stock or Restricted Stock Awards, (y) the date or dates on which restrictions applicable to such Deferred Stock or Restricted Stock shall lapse during such period, and (z) when and in what increments shares covered by Stock Options may be purchased; and

          (e) to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing the Stock Options, Deferred Stock, Restricted Stock or any combination of the foregoing.

     2.3 The Administrator shall have the authority, in its discretion, to adopt, alter and repeal such



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administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable; to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.

     2.4 All decisions made by the Administrator pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company, any Subsidiaries, Parent Corporation and the Participants.

SECTION 3. STOCK SUBJECT TO PLAN

     3.1 The total number of shares of Stock reserved and available for issuance under the Plan shall be One Million Five Hundred Thousand (1,500,000) shares. Such shares shall consist of authorized but unissued shares.

     3.2 To the extent that (i) a Stock Option expires or is otherwise terminated without being exercised or (ii) any shares of Stock subject to any Deferred Stock or Restricted Stock Award granted hereunder are forfeited, such shares shall again be available for issuance in connection with future Awards under the Plan. If any shares of Stock have been pledged as collateral for indebtedness incurred by a Participant in connection with the exercise of a Stock Option and such shares are returned to the Company in satisfaction of such indebtedness, such shares shall again be available for issuance in connection with future Awards under the Plan.

     3.3 In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Stock, a substitution or adjustment may be made in (i) the aggregate number of shares reserved for issuance under the Plan, and (ii) the kind, number and option price of shares subject to outstanding Stock Options granted under the Plan as may be determined by the Administrator, in its sole discretion. Such other substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion; provided, however, that with respect to Incentive Stock Options, such adjustment shall be made in accordance with Section 424 of the Code.

SECTION 4. ELIGIBILITY

     Officers and other key employees, directors and consultants and advisors of the Company, any Subsidiary or Parent Corporation who are responsible for or contribute to the management, growth and/or profitability of the business of the Company, shall be eligible to be granted Non- Qualified Stock Options and Deferred Stock or Restricted Stock Awards hereunder. Officers and other key employees of the Company, any Subsidiary or Parent Corporation shall also be eligible to be granted Incentive Stock Options hereunder. The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among the Eligible Employees recommended by the senior management of the Company, and the Administrator shall determine, in its sole discretion, the number of shares covered by each



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Award. No Participant shall be granted, in any calendar year, Awards to purchase more than 500,000 shares of Stock.

SECTION 5. STOCK OPTIONS FOR ELIGIBLE EMPLOYEES

     5.1 Stock Options may be granted to Eligible Employees alone or in addition to other Awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve, and the provisions of Stock Option awards need not be the same with respect to each optionee. Recipients of Stock Options shall enter into a stock option agreement with the Company, in such form as the Administrator shall determine, which agreement shall set forth, among other things, the exercise price, the term, and provisions regarding exercisability of the option granted thereunder.

          The Stock Options granted under the Plan to Eligible Employees may be of two types: (x) Incentive Stock Options and (y) Non-Qualified Stock Options.

     5.2 The Administrator shall have the authority under this Section 5 to grant any optionee Incentive Stock Options, Non-Qualified Stock Options, or both types of options; provided, however, that Incentive Stock Options may not be granted to any individual who is not an employee of the Company, its Subsidiaries or Parent Corporation. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option. More than one option may be granted to the same optionee and be outstanding concurrently hereunder.


     5.3 Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable:

          (a) Option Price. The option price per share of Stock purchasable under an Incentive Stock Option shall be determined by the Administrator in its sole discretion at the time of grant but shall be not less than 100% of the Fair Market Value of the Stock on such date, and shall not, in any event, be less than the par value of the Stock. The option price per share of Stock purchasable under a Non-Qualified Stock Option may not be less than 85% of such Fair Market Value. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation or Subsidiary and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of the Stock on the date such Incentive Stock Option is granted.

          (b) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date such Stock Option is granted; provided, however, that if an employee owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or any Parent Corporation or Subsidiary and an Incentive



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Stock Option is granted to such employee, the term of such Incentive Stock
Option (to the extent required by the Code at the time of grant) shall be no more than five years from the date of grant.

          (c) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator at or after grant; provided, however, that, except as provided herein or unless otherwise determined by the Administrator at or after grant, Stock Options shall be exercisable one year following the date of grant of the option, but in no case, less than six (6) months following the date of the grant of the option. To the extent not exercised, installments shall accumulate and be exercisable in whole or in part at any time after becoming exercisable but not later than the date the Stock Option expires. The Administrator may provide, in its discretion, that any Stock Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time in whole or in part based on such factors as the Administrator may determine in its sole discretion.

          (d) Method of Exercise. Subject to Section 5(c) above, Stock Options may be exercised in whole or in part at any time during the option period, by giving written notice of exercise to the Company specifying the number of shares to be purchased, accompanied by payment in full of the purchase price in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, payment in whole or in part may also be made (A) in the form of unrestricted Stock (if held for at least six [6] months) already owned by the optionee, or (B) by cancellation of any indebtedness owed by the Company to the optionee, (C) by a full recourse promissory note executed by the optionee, (D) through the surrender of shares of Stock then issuable upon exercise of the Stock Option having a Fair Market Value on the date of exercise thereof equal to the aggregate exercise price of the Stock Option exercised or portion thereof, or (E) by any combination of the foregoing; provided, however, that in the case of an Incentive Stock Option, the right to make payment in the form of already owned shares may be authorized only at the time of grant. Any payment in the form of Stock already owned by the optionee may be effected by use of an attestation form approved by the Administrator. An optionee shall generally have the rights to dividends and other rights of a shareholder with respect to shares subject to the option only after the optionee has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in paragraph (a) of Section 11.

     5.4 The Administrator may require the voluntary surrender of all or a portion of any Stock Option granted under the Plan as a condition precedent to a grant of a new Stock Option. Subject to the provisions of the Plan, such new Stock Option shall be exercisable at the price, during such period and on such other terms and conditions as are specified by the Administrator at the time the new Stock Option is granted; provided, however, that should the Administrator so require, the number of shares subject to such new Stock Option shall not be greater than the number of shares subject to the surrendered Stock Option. Upon their surrender, the Stock Options shall be canceled and the shares previously subject to such canceled Stock Options shall again be available for grants of Stock Options and other Awards hereunder.

     5.5 Loans. The Company may make loans available to Stock Option holders in connection



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with the exercise of outstanding options granted under the Plan, as the
Administrator, in its discretion, may determine. Such loans shall (i) be evidenced by full recourse promissory notes entered into by the Stock Option holders in favor of the Company, (ii) be subject to the terms and conditions set forth in this Section 5(e) and such other terms and conditions, not inconsistent with the Plan, as the Administrator shall determine, (iii) bear interest, if any, at such rate as the Administrator shall determine and (iv) be subject to Board approval. In no event may the principal amount of any such loan exceed the sum of (x) the exercise price less the par value of the shares of Stock covered by the option, or portion thereof, exercised by the holder and (y) any Federal, state, and local income tax attributable to such exercise. The initial term of the loan, the schedule of payments of principal and interest under the loan and the conditions upon which the loan will become payable in the event of the holder's termination of employment shall be determined by the Administrator; provided, however, that the term of the loan, including extensions, shall not exceed seven years. Unless the Administrator determines otherwise, when a loan is made, shares of Stock having a Fair Market Value at least equal to the principal amount of the loan shall be pledged by the holder to the Company as security for payment of the unpaid balance of the loan, and such pledge shall be evidenced by a pledge agreement, the terms of which shall be determined by the Administrator, in its discretion; provided, however, that each loan shall comply with all applicable laws, regulations and rules of the Board of Governors of the Federal Reserve System and any other governmental agency having jurisdiction, and provided further that in the case of a loan to an Eligible Employee who is not an officer, director or employee of the Company, the loan shall be secured by adequate collateral other than the shares of Stock acquired.

     5.6 Limits on Transferability of Options. No Stock Option shall be transferable by the optionee otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the optionee's lifetime, only by the optionee.

     5.7 Termination by Death. Except as otherwise determined by the Administrator or the disinterested members of the Board of Directors, if an optionee's employment with the Company, any Subsidiary or Parent Corporation terminates by reason of death, the Stock Option may thereafter be immediately exercised, to the extent then exercisable (or on such accelerated basis as the Administrator shall deter mine at or after grant), by the legal representative of the estate or by the legatee of the optionee under the will of the optionee, for a period of twelve months (or such shorter period as the Administrator shall specify at grant, but in no event less than six months) from the date of such death.

     5.8 Termination by Reason of Disability. Except as otherwise determined by the Administrator or the disinterested members of the Board of Directors, if an optionee's employment with the Company, any Subsidiary or Parent Corporation terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised, to the extent it was exercisable at the time of such termination (or on such accelerated basis as the Administrator shall determine at the time of grant), for a period of twelve months (or such shorter period as the Administrator shall specify at grant, but in no event less than six months) from the date of such termination of employment. In the event of a termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for



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purposes of Section 422 of the Code, such Stock Option shall thereafter be treated as a Non-Qualified Stock Option.

     5.9 Other Termination. Except as otherwise provided in this paragraph or otherwise determined by the Administrator, if an optionee's employment with the Company, any Subsidiary or Parent Corporation terminates for any reason other than death or Disability, any accrued Stock Option may be exercised until the earlier to occur of (i) three months from the date of such termination or (ii) the expiration of the stated term of such Stock Option; provided, however, that if the expiration of the stated term of such Stock Option is less than 30 days from the date of termination, then such Stock Option shall expire 30 days from the date of termination.

     5.10 Annual Limit on Incentive Stock Options. To the extent that the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of Stock with respect to which Incentive Stock Options granted to an optionee under this Plan and all other option plans of the Company, its Parent Corporation and any Subsidiary become exercisable for the first time by the optionee during any calendar year exceeds $100,000, such Stock Options shall be treated as Non-Qualified Stock Options.

SECTION 6. STOCK APPRECIATION RIGHTS

     6.1 General. The Administrator shall have the authority to grant SAR's in tandem with Stock Options granted under this Plan (the "Related SAR Option") with respect to all or some of the shares of Stock covered by the Related SAR Option. SARs granted in tandem with Related SAR Options may be granted either at the time of grant of the Related SAR Option or at any time thereafter during the term of the Related SAR Option. The Administrator shall also have the authority to grant SARs without relation to any Stock Option granted under this Plan or under any of the Other Plans. Each SAR shall be granted on such terms and conditions not inconsistent with the Plan as the Administrator may determine. The provisions of the various SAR awards need not be the same with respect to each Grantee.

     6.2 Terms and Conditions of SARs. Each SAR granted pursuant to the Plan shall be evidenced by a written SAR agreement between the Company and the Grantee, which agreement shall comply with and be subject to the following terms and conditions:

          (a) Number of SARs. Each SAR agreement shall state the number of SARs granted pursuant to the agreement.

          (b) Initial Valuations. Each SAR agreement shall provide that each SAR granted in tandem with a Related Stock Option is valued at the Exercise Price of the Related SAR Option and that each SAR granted without relation to a Stock Option is valued at the Fair Market Value of a share of Stock on the Date of Grant (the "Initial Valuation").

          (c) Term and Exercise of SARs.



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               (i) Each SAR granted otherwise than in tandem with a Stock Option shall be exercisable as determined by the Administrator, but in no event after ten years from the Date of Grant. Each other SAR shall be exercisable only if, and to the extent that, the Related SAR Option is exercisable and has not yet terminated or expired, and in the case of a SAR granted in respect of an Incentive Stock Option, only when the Fair Market Value per share of Stock exceeds the Exercise Price of the Related SAR Option; and upon the exercise of a SAR, the Related SAR Option shall cease to be exercisable to the extent of the shares of Stock with respect to which such SAR is exercised, but shall be considered to have been exercised to that extent for purposes of determining the number of shares available for the grant of further Rights pursuant to the Plan. Upon the exercise or termination of a Related SAR Option, the SAR granted in tandem with such Related SAR Option shall terminate to the extent of the shares of Stock with respect to which the Related SAR Option was exercised or terminated.

               (ii) To exercise a SAR granted in tandem with a Related SAR Option, the Grantee shall: (A) give written notice thereof to the Company specifying the number of shares of Stock with respect to which the SAR is being exercised and the percentage of the total amount the Grantee is entitled to receive which the Grantee elects to receive in cash or shares of Stock with respect to the exercise of the SAR; and (B) if requested by the Administrator, deliver the Related SAR Option agreement to the Secretary of the Company, who shall endorse thereon a notation of such exercise and return the Related SAR Option agreement to the Grantee. To exercise a SAR granted without relation to a Stock Option, the Grantee shall give written notice thereof to the Company specifying the number of shares of Stock with respect to which the SAR is being exercised and the percentage of the total amount the Grantee is entitled to receive which the Grantee elects to receive in cash or shares of Stock with respect to the exercise of the SAR. The date of exercise of a SAR which is validly exercised shall be deemed to be the date on which there shall have been delivered to the Company the appropriate aforesaid instruments.

               (iii) Upon the exercise of a SAR, the holder thereof, subject to
Section 6.2(c)(vi), shall be entitled at the holder's election to receive either:

                    (A) a number of shares of Stock equal to the quotient computed by dividing the Spread (as defined in Section 6.2(c)(iv)) by the Fair Market Value per share of Stock on the date of exercise of the SAR; provided, however, that in lieu of fractional shares, the Company shall pay in cash or cash equivalent an amount equal to the same fraction of the Fair Market Value per share of Stock on the date of exercise of the SAR; or

                    (B) an amount of money payable in cash or cash equivalent equal to the Spread; or

                    (C) a combination of an amount payable in cash or cash equivalent and a number of shares of Stock calculated as provided in Section 6.2(c)(iii)(A) (after reducing the Spread by such dollar amount); plus any amounts payable in lieu of any fractional shares as provided above.

               (iv) The term "Spread" as used in Section 6.2(c) shall mean an amount equal to the product computed by multiplying: (A) the excess of (x) the Fair Market Value per share of Stock on the date the SAR is exercised, over either (y) in the case of a SAR granted in tandem with a



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Related SAR Option, the Exercise Price per share of the Related SAR Option, or
(z) in the case of an SAR not granted in tandem with a Stock Option, the Initial Valuation of the SAR; by (B) the number of shares with respect to which such SAR is being exercised.

               (v) Notwithstanding the provisions of this Section 6.2, and while the SAR agreement may provide for longer vesting periods, no SAR may be exercised during the first six months following its Date of Grant, and, with respect to SARs granted in tandem with a Related SAR Option, neither the SAR nor the Related SAR Option may be exercised during the first six months following the Date of Grant of the SAR, unless, in either case, prior to the expiration of such six month period, the holder of the SAR ceases to be an employee of the Company or any Parent or Subsidiary by reason of such holder's termination without cause.

               (vi) Notwithstanding the provisions of this Section 6.2 or the related SAR agreement to the contrary, any Grantee who at the date of the exercise of the SAR or any portion thereof is an officer or director of the Company within the meaning of Section 16(b) of the Exchange Act (a "Section 16(b) Person"), may only make a Cash Election (as defined below) and related exercise during the period beginning on the third business day following the date of release for publication of the quarterly and annual summary statements of sales and earnings of the Company and ending on the twelfth business day following such date (the "Window Period"); provided, however, that this Section 6.2(c)(vi) shall not be applicable to any Section 16(b) Person at any time subsequent to his or her termination without cause.

               (vii) Notwithstanding the provisions of Section 6.2(c)(iii), the Administrator shall have sole discretion to consent to or disapprove a Participant's election to receive an amount of money payable in cash or cash equivalent in whole or in part ("Cash Election") upon the exercise of a SAR. Such consent or disapproval may be given at any time after the election to which it relates. If the Administrator shall disapprove a Cash Election, the exercise of the SAR with respect to which the Cash Election was made shall be of no effect, but without prejudice to the right of the holder to exercise such SAR in the future in accordance with its terms.

               (viii) A SAR may be granted to a Grantee irrespective of whether such Grantee is being granted or has been granted a Stock Option.

               (ix) Notwithstanding the foregoing, in the case of a SAR granted in tandem with an Incentive Stock Option, the holder may not receive an amount in excess of such amount as will enable the Stock Option to qualify as an Incentive Stock Option.

          (d) Securities Laws. The Company intends that this Section 6.2 shall comply with the requirements of Rule 16b-3 and any future rules promulgated in substitution therefor (the "Rule") under the Exchange Act, during the term of the Plan. Should any provision of Section 6.2 not be necessary to comply with the requirements of the Rule or should any additional provisions be necessary for Section 6.2 to comply with the requirements of the Rule, the Board may amend the Plan to add or to modify the provisions of the Plan accordingly.

          (e) Limitation on Amounts Payable. Notwithstanding Section 6.2(c)(iii), the Administrator



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may place a limitation on the amount payable in cash, Stock or both upon exercise of a SAR. Any such limitation must be determined as of the Date of Grant and noted on the instrument evidencing the Participant's SAR grant hereunder.

SECTION 7. DEFERRED STOCK AND RESTRICTED STOCK

     7.1 General. Deferred Stock and Restricted Stock awards may be issued to Eligible Employees either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Employees, and the time or times at which, grants of Deferred Stock or Restricted Stock awards shall be made; the number of shares to be awarded; the price, if any, to be paid by the recipient of Deferred Stock or Restricted Stock awards; the Restricted Period (as defined in paragraph 7.3 hereof) applicable to Deferred Stock or Restricted Stock awards; the performance objectives applicable to Deferred Stock or Restricted Stock awards; the date or dates on which restrictions applicable to such Deferred Stock or Restricted Stock awards shall lapse during such Restricted Period; and all other conditions of the Deferred Stock or Restricted Stock awards. The Administrator may also condition the grant of Deferred Stock or Restricted Stock awards upon the exercise of Stock Options, or upon such other criteria as the Administrator may determine, in its sole discretion. The provisions of Deferred Stock or Restricted Stock awards need not be the same with respect to each recipient.

     7.2 Awards and Certificates. The prospective recipient of a Deferred Stock or Restricted Stock award shall not have any rights with respect to such Award, unless and until such recipient has executed an agreement evidencing the Award (a "Deferred Stock Award Agreement" or "Restricted Stock Award Agreement" as appropriate) and has delivered a fully executed copy thereof to the Company, within a period of sixty days (or such other period as the Administrator may specify) after the Award date.

          Except as provided below in this Section 7.2, (i) each Participant who is awarded Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock; and (ii) such certificate shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

            "The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the J2 Communications Amended and Restated 1999 Stock Option, Deferred Stock and Restricted Stock Plan and a Restricted Stock Award Agreement entered into between the registered owner and J2 Communications. Copies of such Plan and Agreement are on file in the offices of J2 Communications."

          The Company shall require that the stock certificates evidencing such shares be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock award, the Participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such Award.

          With respect to Deferred Stock awards, at the expiration of the Restricted Period, stock certificates in respect of such shares of Deferred Stock shall be delivered to the Participant, or his legal representative, in a number equal to the shares of Stock covered by the Deferred Stock award.

     7.3 Restriction and Conditions. The Deferred Stock or Restricted Stock awards granted pursuant to this Section 7 shall be subject to the following restrictions and conditions:

          (a) Subject to the provisions of the Plan and the Deferred Stock or Restricted Stock Award Agreements, during such period as may be set by the Administrator commencing on the grant date (the "Restricted Period"), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Deferred Stock or Restricted Stock awarded under the Plan. Within these limits, the Administrator may, in its sole discretion, provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant's termination, death or Disability or the occurrence of a "Change of Control" as defined in Section 10 below.

          (b) Except as provided in paragraph 7.3(a) of this Section 7, the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon during the Restricted Period. With respect to Deferred Stock awards, the Participant shall generally not have the rights of a shareholder of the Company, including the right to vote the shares during the Restricted Period; provided, however, that dividends declared during the Restricted Period with respect to the number of shares covered by a Deferred Stock award shall be paid to the Participant. Certificates for shares of unrestricted Stock shall be delivered to the Participant promptly after, and only after, the Restricted Period shall expire without forfeiture in respect of such shares of Deferred Stock or Restricted Stock, except as the Administrator, in its sole discretion, shall otherwise determine.

          (c) Subject to the provisions of the Deferred Stock or Restricted Stock Award Agreement and this Section 7, upon termination of employment for any reason during the Restricted Period, all shares subject to any restriction as of the date of such termination shall be forfeited by the Participant, and the Participant shall only receive the amount, if any, paid by the Participant for such Deferred Stock or Restricted Stock, plus simple interest on such amount at the rate of 8% per year.

SECTION 8. AMENDMENT AND TERMINATION

     8.1 The Board may amend, alter or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made that would impair the rights of the Participant under any Award theretofore granted without such Participant's consent, or that without the approval of the shareholders (as described below) would:

          (a) increase the total number of shares of Stock reserved for the purpose of the Plan;

          (b) change the employees or class of employees eligible to participate in the Plan;

          (c) extend the maximum option period under Section 5 of the Plan.

     8.2 Notwithstanding the foregoing, shareholder approval under this Section 8 shall only be required at such time and under such circumstances as shareholder approval would be required under applicable laws, regulations and exchange requirements.


     8.3 The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but, subject to Section 3, no such amendment shall impair the rights of any holder without his or her consent.

SECTION 9. UNFUNDED STATUS OF PLAN

     The Plan is intended to constitute an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant or optionee by the Company, nothing contained herein shall give any such Participant or optionee any rights that are greater than those of a general creditor of the Company.

SECTION 10. CHANGE OF CONTROL

     The following acceleration and valuation provisions shall apply in the event of a "Change of Control", as defined in paragraph 10.2 of this Section 10:

     10.1 In the event of a "Change of Control," unless otherwise determined by the Administrator or the Board in writing at or after grant (including under any individual agreement), but prior to the occurrence of such Change of Control;

          (a) any Stock Options awarded under the Plan not previously exercisable and vested shall become fully exercisable and vested;

          (b) the restrictions applicable to any Restricted Stock or Deferred Stock awards under the Plan shall lapse, and such shares and Awards shall be deemed fully vested; and

          (c) the value of all outstanding Stock Options, Restricted Stock and Deferred Stock awards shall, to the extent determined by the Administrator at or after grant, be cashed out by a payment of cash or other property, as the Administrator may determine, on the basis of the "Change of Control Price" (as defined in paragraph 10.3 of this Section 10) as of the date the Change of

Control occurs or such other date as the Administrator may determine prior to the Change of Control.

     10.2 For purposes of paragraph 10.1 of this Section 10, a "Change of Control" shall be deemed to have occurred if:

          (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company; any trustee or other fiduciary holding securities under an employee benefit plan of the Company; or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of the Stock of the Company) is or becomes after the Effective Date the "beneficial owner" (as defined in Rule 13d- 3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person or any securities acquired directly from the Company or its affiliates) representing 50% or more of the combined voting power of the Company's then outstanding securities; or

          (b) during any period of two consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this Section 10.2) whose election by the Board or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

          (c) consummation of a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

          (d) the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     10.3 For purposes of this Section 10, "Change of Control Price" means the higher of (i) the highest price per share paid or offered in any transaction related to a Change of Control of the Company or (ii) the highest price per share paid in any transaction reported on the exchange or national market system on which the Stock is listed, at any time during the preceding sixty day period as determined by the Administrator, except that, in the case of Incentive Stock Options, such price shall be based only on transactions reported for the date on which the Administrator decides to cash out such options.

SECTION 11. GENERAL PROVISIONS

     11.1 The Administrator may require each person purchasing shares pursuant to a Stock Option to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Administrator deems appropriate to reflect any restrictions on transfer. All certificates for shares of Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Administrator may deem advisable under the rules, regulations, and other requirements of the SEC, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Administrator may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

     11.2 Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

     11.3 Each Participant shall, no later than the date as of which the value of an Award first becomes includable in the gross income of the Participant for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company (and, where applicable, its Subsidiaries) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

     11.4 No member of the Board or the Administrator, nor any officer or employee of the Company acting on behalf of the Board or the Administrator, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Administrator and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.

     11.5 This Plan is purely voluntary on the part of the Company, and while the Company hopes to continue it indefinitely, the continuance of the Plan shall not be deemed to constitute a contract between the Company and any employee, or to be consideration for or a condition of the employment of any employee. Nothing contained in the Plan shall be deemed to give any employee the right to be retained in the employ of the Company, its Subsidiaries, or its Parent

Corporation or to interfere with the right of the Company, or its Subsidiaries to discharge or retire any employee thereof at any time. No employee shall have any right to, or interest in, Stock Options, Restricted Stock, or Deferred Stock, authorized hereunder prior to the grant of such a Stock Option or other award described herein to such employee, and upon such grant he or she shall have only such rights and interests as are expressly provided herein, and in the agreement governing such Award, subject, however, to all applicable provisions of the Company's Articles of Incorporation, as the same may be amended from time to time.

SECTION 12. GRANTS TO DIRECTORS

     12.1 Notwithstanding anything to the contrary contained herein, the Company will grant to James P. Jimirro, Chief Executive Officer and a Director of the Company ("Jimirro") stock options to purchase 400,000 shares of Stock at a strike price equal to $3.50; such options shall vest upon the earlier of (i) so long as shareholder approval of the grant of such options is obtained and as long as the closing of the transactions contemplated by the Letter of Intent, dated January 30, 2002 (the "LOI"), setting forth the understanding of (a) the Company, (b) Jimirro, (c) Daniel S. Laikin, (d) Paul Skjodt, (e) National Lampoon Acquisition Group LLP and (f) Timothy S. Durham, Samerian LLP, Diamond Investments, LLC, Christopher R. Williams, Helen C. Williams, DW Leasing Company, LLC and Judy B. Laikin occurs, the initial U.S. theatrical opening date of the movie "National Lampoon's Van Wilder," and (ii) so long as shareholder approval of the grant of such options is obtained, on January 30, 2012; in addition, such options shall (i) have a term of 10 years and (ii) remain outstanding and exercisable notwithstanding Jimirro's termination of employment for any reason whatsoever or his death or disability.

     12.2 Commencing on January 31, 2003 and continuing on each of the last day of each month thereafter during the period that Jimirro is employed by the Company, the Company will grant to Jimirro fully vested options to purchase 5,000 shares of Stock at a strike price equal to the average of the last reported sale price per share of Stock for the five trading days immediately preceding the last day of such month; all such options shall have a term of 10 years from their respective dates of grant and shall remain outstanding and exercisable notwithstanding Jimirro's termination of employment for any reason whatsoever or his death or disability.

     12.3 Notwithstanding Section 5.3(c) above, any Options issued to Jimirro in exchange for previously issued SARs shall have such vesting schedule as may be approved by the Board of Directors or the Administrator.

SECTION 13. SPECIFIC PERFORMANCE

     The Stock Options granted under this Plan and the Shares issued pursuant to the exercise of such Stock Options cannot be readily purchased or sold in the open market, and, for that reason among others, the Company and its shareholders will be irreparably damaged in the event that this Plan is not specifically enforced. In the event of any controversy concerning the right or obligation to purchase or sell any such Stock Option, such right or obligation shall be enforceable in a court of equity by a decree of a specific performance. Such remedy shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the parties may have.

SECTION 14. INVALID PROVISION

     In the event that any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid unenforceable provision was not contained herein.

SECTION 15. APPLICABLE LAW

     This Plan shall be governed by and construed in accordance with the laws of the State of California.


SECTION 16. SUCCESSORS AND ASSIGNS

     This Plan shall be binding on and inure to the benefit of the Company and the employees to whom an Award is granted hereunder, and such employees' heirs, executors, administrators, legatees, personal representatives, assignees and transferees.

SECTION 17. SHAREHOLDER APPROVAL

     The grant of Stock Options under the Plan also is conditioned on approval of the Plan by the vote or consent of the holders of a majority of the outstanding shares of Stock and no Stock Option granted hereunder shall be effective or exercisable unless and until the Plan has been so approved within 12 months of the adoption of the Plan.

SECTION 18. ANNUAL REPORT

     Except at such time as the Stock becomes a Covered Security, if any consultants or directors are issued Stock Options under this Plan, the Company shall furnish such consultants or directors with financial statements at least annually.

SECTION 19. EFFECTIVE DATE OF PLAN

     The plan originally became effective (the "Effective Date") on October 14, 1999, subject to shareholder approval. The Plan became effective on January 30, 2002, subject to shareholder approval.

SECTION 20. TERM OF PLAN

     No Stock Option, Deferred Stock, SAR or Restricted Stock award shall be granted pursuant to the Plan on or after the tenth anniversary of the Effective Date, but Awards theretofore granted may extend beyond that date.

     IN WITNESS WHEREOF, pursuant to the due authorization and adoption of this Plan by the Board on the day and year first above written, the Company has caused this Plan to be duly executed by its duly authorized officers.


                                        J2 Communications


                                        By: /s/ JAMES P. JIMIRRO
                                           -------------------------------------
                                        Name:    James P. Jimirro
                                        Title:   Chief Executive Officer




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